Exhibit 10.1

WRITER AGREEMENT

This agreement made and entered into as of the 27th day of June, 2005.

BETWEEN:

FITMEDIA INC., a company duly incorporated under the laws of the state of Delaware, and extra-provincially registered in B.C., with an office at 304B-338 W 8th Avenue, Vancouver, British Columbia, Canada, V6Y 3X2 (“Producer”).

OF THE FIRST PART

AND:

JOELLE LAZAR, a person residing at 2710 East 7th Avenue, 17 West 18th Avenue, Vancouver, B.C., Canada, V5M 1T7 (“Writer”).

OF THE SECOND PART

WHEREAS:

A.	Producer intends to engage the services if the Writer to prepare the outline (the “Screenplay”) (collectively the “Property”) tentatively entitled “Fitmedia’s Pre-Natal Yoga”.

B.	Producer wishes to obtain the exclusive right s in and to the Screenplay upon the terms and conditions herein contained.

ACCORDINGLY, IT IS AGREED AS FOLLOWS:

1.	ENGAGEMENT

1.1	Producer engages Writer to provide services as a writer of the Screenplay as specified below.

1.2	Writer’s services shall include the preparation and delivery of :
	a.	treatment (the “Treatment”) of the Screenplay which shall include the following:
		a.	an outline for 45 minutes of yoga poses suitable for pregnant women, which shall include pelvic floor exercises;
		b.	a list of subheadings for the 45 minutes of yoga;
		c.	short separate segment (up to 5 minutes each) regarding the following:
			i.	guided mediation (how to stay centered in the midst of a storm);
			ii.	anatomy of breath; and
			iii.	hand mudras;
	b.	A Draft (the “First Draft”) of the Screenplay to be based on the Treatment; and
	c.	One set of changes and revisions to that resulting in a revised draft (the “Revisited Draft”) of the Screenplay as may be required by Producer.

1.3
Writer acknowledges that the First Draft and the Revisited Draft shall be based on the treatment and the materials such other suggestions and comments as may be provided by Producer and shall be suitable for the production of a film based in the Screenplay (the “Video”) having a running time of between approximately 60 minutes.

1.4
Producer shall, in its sole discretion, be entitled to modify the overall length of the Screenplay, the Video or both. In the event that modifications affect the services as reasonably required by Producer.

2.	DELIVERY
2.1	Writer agrees to prepare and deliver the Treatment on or before 2 days of entering into this Agreement;

2.2	Writer agrees to prepare and deliver the First Draft on or before 3 days of entering into this Agreement.

2.3
Producer shall have a period of 2 days following its receipt of the First Draft to review it and to require Writer, by notice in writing (a “Revision Notice”) given to Writer within such period, to prepare the Revised Draft. During the 2 day period, Writer shall make himself available to Producer at mutually convenient times for the purposes of reviewing and discussion changes and revisions to the First Draft. In the event that the Producer requires that Writer prepare the Revised Draft, Writer shall prepare and deliver it within 3 days after the Revision Notice was given.

3.	COMPENSATION
3.1
In consideration for Writer’s services rendered or agreed to be rendered and for all the rights granted or agreed to be granted by Writer, together with Writer’s other agreements, Producer agrees to pay writer and Writer agrees to accept a fee of $80 U.S. Dollars per hour, but Writer shall not spend more than 8 hours in total for writing services without first notifying Producer in writing. Writer shall invoice Producer on a weekly basis for services, and invoices shall be paid within 10 days of receipt.

3.2
In addition to hourly fees, Producer shall pay to the Writer a royalty payment amount equal to 5% of all net receipts received by Producer for exploitation of the Property. Net Receipts is defined as all revenues received by Producer from the sale of the Property, less all production expenses, duplication expenses, marketing expenses, credit card fees and chargebacks, transaction processing fees, other electronic commerce processing, patent royalties or other fees, sales tax, mechanical royalties, public performance fees, shipping, union, guild or other third party fees, Internet advertising and promotion costs, such as banner ads on other web sites, Internet referral fees, such as fees payable to any third party who, through their web site, email or other means, refers to us a purchaser, and a $3.00 server/e-commerce charge from each single download where the property is sold in digital format. Royalty payments shall be due annually.

3.3
Payment to Writer shall be deemed to be equitable and inclusive remuneration, including all sales and goods and services tax, for all services rendered by Writer in connection with the Screenplay and have been paid by way of a complete buy-out of all proceeds of Writer’s services hereunder in any and all media throughout the universe pursuant to any collective bargaining agreement, if any, other wise, by way of residuals, repeat fees, pension contributions, or any other monies whatsoever.

3.4
If Writer arranges for any of her students to appear in the Video, each student shall sign a photo release as approved by both Writer and Producer, and each student shall be compensated for her services at a rate of $22 U.S. Dollars per hour.

3.5
If Writer’s studio is used as a location for photography of the Video, Writer shall receive additional compensation of $26 U.S. Dollars per hour for each hour that the studio is used for pre-production and actual filming of the Video.

4.	CREDIT
4.1
Provided that Writer is not in breach if any provision of this Agreement, Producer shall accord Writer a credit in a single card clear view as “Written by Joelle Lazar”. The credit shall be a single screen front credit which shall be no less in size than any other credit appearing in the Video. Producer will request comments from Writer regarding the form, shape, size and placement of the credit, and Producer will make its best efforts to comply with any request made by Writer regarding her credit.

4.2	There shall no obligation to accord Writer credit in paid advertising or publicity, although Producer may from time to time elect, in its sole discretion, to accord Writer such credit.

Producer shall exert its reasonable and best efforts to require any distributor of the Picture to comply with the foregoing credit obligations. Any casual or inadvertent failure of the Producer or its assignees or licensees to comply with the foregoing credit provisions shall not constitute a material breach of this Agreement and Producer shall exert its reasonable best efforts to cure any such failure upon receipt of written notice from Performer.

4.3	Producer shall include, at the end of the main video sequence on the Video, information directing viewers to Writer’s website and how to obtain further information on Writer’s yoga classes.

5.	GRANT OF RIGHTS
5.1	For the purposes of this Agreement, the term “Screenplay” shall include the Treatment, the First Draft, and the Revisited Draft and all the revisions of the Screenplay.

5.2
Writer shall transfer and Producer shall own in perpetuity (or the maxim term allowed by law) the sole and exclusive ownership of all proprietary rights, options and interests of any kind whatsoever in the Screenplay, all elements, portions and components thereof, copyright ownership of; all worldwide copyrights, trade marks and similar intellectual property rights (all of which are included in the definition of the Screenplay) including without limitation, the following exclusive worldwide, perpetual and irrevocable rights:

	A.	re-make, sequel, prequel, serial, spin-off, “behind the scenes”, “making of” and similar rights in the Screenplay;

B.
the right to exhibit, perform, transmit, sell, rent lease, and generally exploit, by any and all means and technical process now known or hereafter devised commercially throughout the world the Screenplay and all motion pictures, films and television programs based upon or derived from the Screenplay in all media and by all manner and means of communication including, without limitation, theatrical and non-theatrical exhibition, television broadcast, live television, cable and satellite transmission, video cassettes, computer software, computer video games, interactive devices, laser discs and similar items, DVD discs, CSI, CD-ROM, digital download, digital or other stream through the Internet, PDA or mobile phone, soundtrack recordings, radio play rights, books and similar items, format rights, stage rights and any other recording device whether known or unknown;

C.
the right to undertake and authorize the use and reproduction off all titles, characters, places, names and other elements of the Screenplay on and in conjunction with the commercial exploitation of all manner of goods, products and services, including all types of merchandising and theme park rights;

D.	commercial endorsement, promotional and advertising and tie-up rights associated with the Screenplay and all motion pictures, films and television programs based thereon;

E.
the non-exclusive right and license to use and reproduce the name, sobriquet, likeness, photograph and biographical information of the Writer for purpose of advertising and publicity in connection with the exercise by the Producer of any of the foregoing rights; and

F.	the rights to publish the Screenplay.

5.3
If and to the extend that the Writer may now or in the future be entitled to any so-called moral, authors’ or similar rights in the Screenplay pursuant to the Copyright Act or otherwise, the Writer hereby irrevocably waives and relinquishes all such rights in favour of the Producer and its assignees and licensees to the fullest extent permitted by law.

5.4
The Writer covenants and agrees that all rights, licenses, interests and Screenplay granted it the Producer herein shall be irrevocable vested in the Producer in perpetuity and shall not be subjected to revocation or rescission by the Writer, or any party claiming through or instead of the Writer, for any reason whatsoever. If any time the Producer or its assignees or licensees are alleged to be in breach or default of any provision of this agreement, the rights of the Writer with respect to such alleged or default of any provision of this agreement, the rights of the Writer with respect to such alleged breaches or default shall be limited to a claim for damages in an action at law and the Writer specifically covenants and agrees that he will not be entitled to seek, obtain or enforce an injunctive or other equitable relief which would in any way interfere with, prevent, delay or impede the complete unfettered exercise by the Producer of all rights, interests, licenses and Screenplay granted herein.

5.5	The Writer hereby covenants and warrants to the Producer that:

	A.	the Screenplay will be based upon or derived from ideas and characters created by the Writer;

B.
the Screenplay will not, to the best of Writer’s knowledge, information and belief, infringe upon or violate any right or Screenplay, whether common law or statutory, of any person, firm or corporation and does not contain any matter which is libelous, obscene or otherwise unlawful; and

C.
the Screenplay will be free and clear of all liens, claims and encumbrances of every kind and Writer will not grant any right, license or interest in the Screenplay other than to Producer or at Producer’s direction, nor is there any pending or threatened any legal proceeding or arbitration of any kind in respect of the Screenplay;

and the Writer acknowledges and agrees that all of the foregoing covenants and warranties constitute material inducements upon which the Producer has relied in entering this Agreement.

5.6
The Writer covenants to indemnify and save harmless the Producer from all liabilities, causes of action, damages, costs and expenses, including actual and reasonable legal and Court costs, which may be incurred or suffered by the Producer as a result of any breach by the Writer of any representation or provision of this Agreement.

6.	NO INJUNCTION

Writer acknowledges and agrees that if at any time Producer or its assignees or licensees are alleged to be in breach of default of any provision of this Agreement, the sole remedy of Writer with respect to such a breach or default shall be limited to a claim for money damages in an action at law and neither Writer nor any party claiming in the place of or through Writer shall be entitled to rescind or terminate this Agreement or to apply for, obtain or enforce any injunctive, equitable or other relief of any nature whatsoever which would in any manner prohibit, prevent, restrict, impede, delay, or otherwise interfere with the complete and unfettered exercise by Producer and its assignees and licensees of all rights and licenses granted herein including the Production, distribution, advertising, and general exploitation of the Picture and all elements and rights therein.

7.	ASSIGNMENT

Producer shall have the right to assign this agreement and any of the rights granted herein, in whole or in part, to any person, form, corporation or entity, and nothing contained therein shall imply anything to the contrary. Upon the assign’s assumption of the obligations of Producer with respect to the rights so assigned, Producer shall be relieved of all such obligations. Producer shall also have the rights to lend the services of the Writer to any person, firm or corporation which is a subsidiary, parent or affiliate of Producer or the successor to Producer by a merger or by a transfer of substantially all of Producer’s assets.

8.	FURTHER DOCUMENTS
8.1
On delivery of the First Draft and the Revised Draft, Writer agrees to execute and sign and have witnessed and notarized by a Notary Public, and to provide to Producer three originals of a Writer’s Certificate, and a Transfer of Rights document.

8.2
Writer undertakes and agrees to execute, deliver and acknowledge such further documents, instruments and assurances as may be reasonably required in order to carry out and implement fully the terms of this Agreement.

9.	NO OBLIGATION

Writer agrees that Producer shall have no obligation to make, produce, or otherwise exploit or make use of any of the rights granted to Producer, and hereby releases and holds Producer free and harmless from any liability and loss or damage that Writer may suffer by reason or Producer’s failure to make, produce, or otherwise exploit any motion picture based on Screenplay in whole or in part.

10.	NO WAIVER

A waiver by Producer of any breach or default hereunder by Writer shall not be deemed to constitute a waiver of any preceding or subsequent breach or default, whether or not of the same or similar nature.

11.	BINDING ON ESTATE
This Agreement shall enure to the befit of and be binding upon the parties hereto and their respective heirs, executors, successors, administrators and permitted assigns.

12.	NO LIMIT ON RIGHTS

Termination of this Agreement or of Writer’s services rendered, for any reason whatsoever, shall not extinguish or limit any of Producer’s rights, interests or property in, or title to, the results and proceeds of Writer’s services.

13.	WITHHOLDING TAX

Producer may deduct and withhold from any monies otherwise payable under this Agreement such amounts as Producer may reasonably believe it is legally required to deduct and withhold.

14.	ENTIRE AGREEMENT

This Agreement constitutes the entire understanding and agreement of Writer and Producer regarding Writer’s services to be rendered in connection with the Picture, and supersedes and replaces all previous written and verbal communications, representations, negotiations, expectations and understandings.

AGREED TO AND ACCEPTED:

/s/ Joelle Lazar
(signature)
Joelle Lazar

AGREED TO AND ACCEPTED:

Fitmedia Inc.

By: /s/ Timothy Crottey
(signature)
Per: Authorized Signatory: Timothy Crottey, President